EXHIBIT 2.03

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of May 15, 2013, by and among CORNERSTONE ACQUISITION CORP., a Delaware corporation (“Merged Corp.”) and CORNERSTONE PROGRAM ADVISORS, LLC, a Delaware limited liability company (“Surviving LLC”).

WITNESSETH

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 264(c) of the Delaware General Corporation Law (“DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (“LLC Act”, and together with the DGCL, collectively referred to as “Delaware Law”), Merged Corp. will be merged with and consolidated into Surviving LLC (the “Merger”);

WHEREAS, the Board of Directors of Merged Corp. has approved and adopted this Agreement and approved the Merger and other transactions contemplated by this Agreement; and

WHEREAS, the members of Surviving LLC has approved and adopted this Agreement and approved the Merger contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants, premises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

The Merger.

At the Effective Time (as defined in Section 2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merged Corp. shall be merged with and into Surviving LLC, the separate corporate existence of Merged Corp. shall cease, and Surviving LLC shall continue as the surviving limited liability company.

2.

Effective Time.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law on the date hereof or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger (the time of the acceptance and effectiveness of the Certificate of Merger by the Delaware Department of State being referred to in this Agreement as the “Effective Time”).

3.

Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merged Corp. shall vest in Surviving LLC, and all debts, liabilities and duties of the Merged Corp. shall become the debts, liabilities and duties of Surviving LLC.

4.

Certificate of Incorporation; Bylaws.  At the Effective Time, the Operating Agreement of Surviving LLC, as in effect immediately prior to the Effective Time, shall remain the Operating Agreement of the Surviving LLC until thereafter amended as provided by law.

5.

Managing Member and Officers.  The Managing Member of Surviving LLC in office immediately prior to the Effective Time shall be the Managing Member of the Surviving LLC, to serve in such capacity in accordance with the terms of the Operating Agreement of the Surviving LLC.  The officers of Surviving LLC and Merged Corp. immediately prior to the Effective Time shall be the officers of the Surviving LLC, each to serve in such capacity at the pleasure of the Managing Member of the Surviving LLC in accordance with the Operating Agreement of the Surviving LLC.

6.

Effect on Common Stock/ Membership Interest.

(a)

Cancellation of Merged Corp.’s Common Stock.  Each share of Merged Corp.’s Common Stock (i) held in the treasury of Merged Corp.; (ii) owned and/or controlled by the members of Surviving LLC and/or (iii) owned and/or controlled by any affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the members of Surviving LLC immediately prior to the Effective Time shall, at the Effective Time, be cancelled and extinguished without any conversion thereof or compensation therefor.

(b)

The shareholders of Merged Corp. shall own 100% of the Membership Interests of Surviving LLC.

7.

Representations and Warranties.  Merged Corp. on the one hand and Surviving LLC on the other hand, represent to the other that:

(a)

Organization.

Each of Surviving LLC and Merged Corp. is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)

Authority.  Each of Surviving LLC and Merged Corp. has all necessary power and authority to execute and deliver this Agreement and to carry out each parties obligations under this Agreement.  This Agreement has been duly executed and delivered by each of Surviving LLC and Merged Corp. assuming the due authorization, execution and delivery by each party, subject only to the filing of the Certificate of Merger pursuant to Delaware Law, constitutes the legal, valid and binding obligation of Surviving LLC and Merged Corp., enforceable against Surviving LLC and Merged Corp. in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or (ii) by general equitable principles.

(c)

Board of Directors Approval.  This Agreement has been approved and adopted by the Board of Directors of Merged Corp.

(d)

Shareholder Approval.  This Agreement shall be approve and adopted and the Merger shall have been duly approved, by the unanimous vote under DGCL by the shareholders of Merged Corp.

(e)

Member Approval.  This Agreement has been approved and adopted by the members of Surviving LLC.

8.

Merged Corp. and the Surviving LLC hereby stipulate that they will cause to be executed and filed any document or documents prescribed by the laws of the State of Delaware, and that they will perform or cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

9.

No amendments or changes to the operating agreement of the Surviving LLC are effected by this Agreement or by the Certificate of Merger filed pursuant hereto.

IN WITNESS WHEREOF, we have executed this Agreement as of the day and year first above written.

[SIGNATURE PAGE TO FOLLOW]

Dated as of: May 15, 2013	Surviving Entity: CORNERSTONE PROGRAM ADVISORS, LLC By: /s/ Thomas Telegades Name: Thomas Telegades Title: Managing Member
Merged Entity:
Dated as of: May 15, 2013	CORNERSTONE ACQUISITION CORP. By: /s/ Max Khan Name: Max Khan Title: Chief Executive Officer

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